                                                                  EXHIBIT (k)(2)

                     FUND ADMINISTRATION SERVICING AGREEMENT

      THIS AGREEMENT is made and entered into as of this ___ day of January, 2005, by and between TORTOISE NORTH AMERICAN ENERGY CORPORATION, a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC. a Wisconsin limited liability company ("USBFS").

      WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, and is authorized to issue shares of common stock;

      WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

      WHEREAS, the Company desires to retain USBFS to provide fund administration services to the Company.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    APPOINTMENT OF USBFS AS ADMINISTRATOR

      The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.    SERVICES AND DUTIES OF USBFS

      USBFS shall provide the following administration services to the Company:

      A.    General Management:

            (1)   Act as liaison among Company service providers.

            (2)   Supply:

                  a.    Corporate secretarial services.

                  b. Office facilities (which may be in USBFS's, or an affiliate's, own offices).

                  c. Non-investment-related statistical and research data as needed.

            (3) Coordinate the Company's board of directors' (the "Board of Directors" or the "Directors") communications, such as:

                  a. Prepare meeting agendas and resolutions, with the assistance of Company counsel.

                  b. Prepare reports for the Board of Directors based on financial and administrative data.

                  c.    Evaluate independent auditor.

                  d. Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.

                  e. Prepare minutes of meetings of the Board of Directors and Company shareholders.

                  f. Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

                  g. Provide personnel to serve as officers of the Company if so elected by the Board of Directors, attend Board of Directors meetings and present materials for Directors' review at such meetings.

            (4)   Audits:

                  a. Prepare appropriate schedules and assist independent auditors.

                  b. Provide information to the SEC and facilitate audit process.

                  c.    Provide office facilities.

            (5)   Assist in overall operations of the Company.

            (6) Pay Company expenses upon written authorization from the Company.

            (7) Maintain the Company's governing documents, including its articles, bylaws and minute books.

      B.    Compliance:

            (1)   Regulatory Compliance:

                  a. Monitor compliance with the 1940 Act requirements, including:

                        (i)   Asset diversification tests.

                        (ii)  Total return calculations.

                        (iii) Maintenance of books and records under Rule 31a-3.

                  b. Monitor Company's compliance with the policies and investment limitations as set forth in its prospectus (the "Prospectus") and statement of additional information (the "SAI").

                  c. Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the "SOX Act") or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS's standard of care as set forth herein.

                  d. Monitor applicable regulatory and operational service issues, and update Board of Directors periodically.

                  e. Draft and disseminate to the New York Stock Exchange quarterly earnings statements, annual written affirmation statements, record date notification for annual meetings of Company shareholders, proxy voting updates, and final results and miscellaneous press releases as periodically required with respect to material changes within the Company.

            (2)   SEC Registration and Reporting:

                  a. Assist Company counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.

                  b. Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q and Form N-PX filings.

                  c. Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

                  d.    File fidelity bond under Rule 17g-1.

                  e. Monitor sales of Company shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

            (3)   IRS Compliance:

                  a. Monitor the Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation, review of the following:

                        (i)   Asset diversification requirements.

                        (ii)  Qualifying income requirements.

                        (iii) Distribution requirements.

                  b. Calculate required distributions (including excise tax distributions).

      C.    Financial Reporting:

            (1)   Provide financial data required by the Prospectus and SAI.

            (2) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent accountants.

            (3) Supervise the Company's custodian and fund accountants in the maintenance of the Company's general ledger and in the preparation of the Company's financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

            (4) Compute the total return, expense ratio and portfolio turnover rate of the Company.

            (5) Monitor the expense accruals and notify the Company's management of any proposed adjustments.

            (6) Prepare quarterly financial statements, which include, without limitation, the following items:

                  a.    Schedule of Investments.

                  b.    Statement of Assets and Liabilities.

                  c.    Statement of Operations.

                  d.    Statement of Changes in Net Assets.

                  e.    Cash Statement.

                  f.    Schedule of Capital Gains and Losses.

            (7)   Prepare quarterly broker security transaction summaries.

      D.    Tax Reporting:

            (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610, with any necessary schedules.

            (2)   Prepare state income breakdowns where relevant.

            (3) File Form 1099 for payments to disinterested Directors and other service providers.

            (4)   Monitor wash sale losses.

            (5)   Calculate eligible dividend income for corporate shareholders.

            (6)   Calculate return of capital for shareholders.

3.    COMPENSATION

      USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date.

4.    REPRESENTATIONS AND WARRANTIES

      A. The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

            (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

            (2) This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

            (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

      B. USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

            (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

            (2) This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

            (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.    STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

      A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers approved by the Board of Directors of the Company and set forth on Exhibit B hereto (as amended from time to time), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "USBFS" shall include USBFS's directors, officers and employees.

            USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Company" shall include the Company's directors, officers and employees.

            Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

            Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

      C. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

      D. If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.    DATA NECESSARY TO PERFORM SERVICES

      The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

      Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "GLB Act"). In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

8.    RECORDS

      USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

9.    COMPLIANCE WITH LAWS

      The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Company relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS's services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors' oversight responsibility with respect thereto.

10.   TERM OF AGREEMENT; AMENDMENT

      This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

11.   DUTIES IN THE EVENT OF TERMINATION

      In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

12.   ASSIGNMENT

      This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company's Board of Directors.

13.   GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.   NO AGENCY RELATIONSHIP

      Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.   SERVICES NOT EXCLUSIVE

      Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

16.   INVALIDITY

      Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.   NOTICES

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

      Notice to USBFS shall be sent to:

            U.S. Bancorp Fund Services, LLC
            615 East Michigan Street
            Milwaukee, WI 53202
            Attention: Fund Services
            Facsimile: (414) 905-7991
      and notice to the Company shall be sent to:

            Tortoise North American Energy Corporation
            10801 Mastin Boulevard, Suite 222
            Overland Park, KS 66210
            Attention: David J. Schulte, CEO and President
            Facsimile: (913) 345-2763

18.   MULTIPLE ORIGINALS

      This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TORTOISE NORTH AMERICAN                       U.S. BANCORP FUND SERVICES, LLC
ENERGY CORPORATION

By:_________________________                  By:_________________________


Title:______________________                  Title:______________________

                                    EXHIBIT A
                                     TO THE
                     FUND ADMINISTRATION SERVICING AGREEMENT

                    FUND ADMINISTRATION & COMPLIANCE SERVICES
                               ANNUAL FEE SCHEDULE

TORTOISE NORTH AMERICAN ENERGY CORPORATION
(CLOSED-END FUND)

Annual fee based upon managed assets per fund*
      9 basis points on the first $200 million
      8 basis points on the next $300 million
      6 basis points on the next $500 million
      4 basis points on the balance
Minimum annual fee: $50,000 per fund**

** Includes quarterly financial statements produced within 30 days of quarter-end. If additional financial statements are required, or financial statements are required sooner than the 30th day of a period end, there is an additional fee of $5,000 per occurrence.

Includes the drafting and dissemination of the following closed-end fund press releases to the NYSE:

      -     Quarterly Earnings Statement

      - Annual Written Affirmation Statement to the NYSE (no press release required)

      -     Record Date Notification for Annual Meeting of Company Shareholders

      -     Proxy Voting Updates and Final Results

      - Miscellaneous Press Releases as Periodically Required with Respect to Material Changes within the Company

Extraordinary services - quoted separately

            -     Multiple classes

            -     Legal administration

            -     Master feeder funds

            -     International funds

            -     File transfer (subject to requirements)

            -     Etc.

Plus out-of-pocket expenses, including but not limited to:

      Postage, Stationery
      Programming, Special Reports
      Proxies, Insurance
      EDGAR filing
      Retention of records
      Federal and state regulatory filing fees
      Certain insurance premiums
      Expenses from board of directors meetings
      Auditing and legal expenses
      Blue Sky conversion expenses (if necessary)
      All other out-of-pocket expenses

Fees are billed monthly.

* Subject to CPI increase, Milwaukee MSA.

                                    EXHIBIT B
                                     TO THE
                     FUND ADMINISTRATION SERVICING AGREEMENT

                           LIST OF AUTHORIZED OFFICERS

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                                      B-1